LightPath Technologies Reports 29% Revenue Increase With Fiscal 2016 Third Quarter Financial Results

Revenue Diversification and Gross Margin Improvement Drive Operating Income Growth

ORLANDO, FL -- (Marketwired - May 05, 2016) - LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath," the "Company" or "we"), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for the fiscal 2016 third quarter ended March 31, 2016.

Third Quarter Fiscal 2016 Highlights:

  Revenue for the third quarter of fiscal 2016 increased 29% to $4.1 million compared to $3.2 million for the third quarter of fiscal 2015.
  Revenues from sales of infrared products and infrared non-recurring engineering products ("NRE") increased by more than 69% in the third quarter of fiscal 2016 compared to the third quarter of fiscal 2015.
  Gross margin was 54% in the third quarter of fiscal 2016 compared to 50% in the third quarter of fiscal 2015.
  Operating income for the third quarter of fiscal 2016 was $213,000, compared to $207,000 for the third quarter of fiscal 2015.
  EBITDA was $1.13 million for the third quarter of fiscal 2016 compared to $210,000 in the third quarter of the previous fiscal year. Adjusted EBITDA, which excludes the change in the fair value of our warrant liability, was $469,000 for the third quarter of fiscal 2016 compared to $316,000 for the third quarter of fiscal 2015.
  Bookings were $5.2 million in the third quarter of fiscal 2016 compared to $3.6 in the same period of 2015 and $5.1 million in the quarter ended December 31, 2015.
  12-month backlog increased to approximately $7.0 million at March 31, 2016, compared to approximately $6.4 million as of December 31, 2015.
  Cash balance at March 31, 2016 was $2.9 million, an increase of 74% compared to June 30, 2015.

A reconciliation of GAAP to non-GAAP results is provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading "Use of Non-GAAP Financial Measures."

Management Comments

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "LightPath has continued to execute on its business plan, putting up another excellent quarter. Revenue growth of 29% in the third quarter of fiscal 2016 compared to same period in the prior year was driven by strong growth across all our product groups, with particular strength in medical and telecommunications applications. Infrared continues to develop and grow, albeit at a slower pace than we planned. Gross margins continue to be strong at 54%, an increase of 400 basis points year-over-year aided by the excellent performance and manufacturing efficiencies of our Zhenjiang factory."

"Operating income was impacted by higher selling, general and administrative ("SG&A") costs in this quarter due to some higher than normal expenses relating to proxy solicitations and other corporate growth and global marketing initiatives. Together, these events increased SG&A expenses by approximately $226,000."

"With the exception of the first quarter of this fiscal year, our order intake has been strong with our 12-month backlog increasing by 7% from June 30, 2015 even as our shipments have increased. We expect this growth trend to continue in the fourth quarter as the telecommunications and medical markets continue to show strength. Our global diversification strategies have positioned us to take advantage of opportunities in these markets as well as others with applications such as digital imaging, laser tools, telecommunications, digital projectors, industrial equipment, weapon sights, medical instruments and green lasers. Examples of these new growth applications include 2D scanning, fiber laser delivery systems, disposable medical instruments, and infrared sensor applications. We are well positioned to deliver continued performance improvements given our diversified product portfolio, low cost and highly technical manufacturing capabilities, and strengthened balance sheet."

Financial Results for Three Months Ended March 31, 2016

Revenue for the third quarter of fiscal 2016 was approximately $4.1 million, which was an increase of approximately $0.9 million, or 29%, as compared to the same period of the prior fiscal year. The increase from the third quarter of the prior fiscal year is attributable to a 16% increase in sales of low volume precision molded optics ("LVPMO") lenses and an increase of 64% in sales of high volume precision molded optics ("HVPMO") lenses.

Gross margin as a percentage of revenue in the third quarter of fiscal 2016 was 54%, compared to 50% in the third quarter of fiscal 2015. The improvement in gross margin is attributed to increased revenues with a favorable product mix, leverage borne out of higher sales volume against fixed manufacturing overhead expenses, the realization of the full benefit of the lower cost structure at our Zhenjiang facility and better yields for infrared products. Total cost of sales was approximately $1.9 million for the third quarter of fiscal 2016, an increase of approximately $624,000, compared to the same period of the prior fiscal year.

During the third quarter of fiscal 2016, total costs and expenses were approximately $2.0 million, an increase of approximately $617,000 compared to the same period of the prior fiscal year. The increase was primarily due to: (i) a $151,000 accrual for fiscal 2016 management bonuses given the strong performance during the first, second and third quarters of fiscal 2016; (ii) a $100,000 payment for early termination of a sales agreement; (iii) a $67,000 increase for fees related to the Company's annual stockholders' meeting and related proxy solicitations; (iv) a $66,000 increase in legal expenses relating to the annual meeting and other growth initiatives; (v) a $60,000 increase in costs for marketing and trade show participation; and, (vi) a $114,000 increase in other expenses. Despite the higher expenses to provide for continued growth and other unusual expenses, total operating income for the third quarter of fiscal 2016 was $213,000, compared to $207,000 for the same period in fiscal 2015.

In the third quarter of fiscal 2016, we recognized non-cash income of approximately $662,000 related to the change in the fair value of warrants issued in connection with the June 2012 private placement. The applicable accounting rules for the warrant liability requires the recognition of either non-cash expense or non-cash income, which has a significant correlation to the change in the market value of our common stock for the period being reported. The market value per share of common stock decreased by 29% during the third quarter of fiscal 2016 as compared to the third quarter of fiscal 2015, which aided in the recognition of non-cash income as compared to non-cash expense recorded for the same period in fiscal 2015. In the third quarter of fiscal 2015, we recognized non-cash expense of approximately $106,000 related to the change in the fair value of these warrants. The warrants have a five year life and will expire in December 2017. Certain of the June 2012 warrants were exercised during the third quarter of fiscal 2016, resulting in a re-measurement of their fair value, and recognition of the fair value change, at the date of exercise. The fair value will be re-measured each reporting period until the warrants are exercised or expire.

Income tax expense was approximately $127,000 in the third quarter of fiscal 2016, an increase of $126,000 from the third quarter of fiscal 2015. This increase was primarily attributable to income taxes associated with Chinese operations which were previously offset by tax operating loss carry forwards that are now depleted.

Net income for the third quarter of fiscal 2016 was $776,000, or $0.05 per basic and $0.04 per diluted common share, which includes non-cash income of approximately $662,000, or $0.04 per basic and diluted common share for the change in the fair value of the warrant liability, compared with net income of approximately $90,000, or $0.01 per basic and diluted common share, which includes non-cash expense of approximately $106,000 or $0.01 per basic and diluted common share for the change in the fair value of the warrant liability for the same period in fiscal 2015. We had foreign exchange gains in the third quarter of fiscal 2016 due to the recent changes in the value of the Chinese yuan in the amount of approximately $34,000, which had no impact on basic and diluted earnings per share. This compares to a foreign exchange loss of $8,000 in the same period of the prior fiscal period. Adjusted net income, which is adjusted for the effect of the non-cash change in the fair value of the warrant liability, increased by nearly 24% to approximately $114,000 in the third quarter of fiscal 2016, as compared to approximately $195,000 in the same period of fiscal 2015, a decrease of $81,000. Weighted-average basic shares outstanding increased to 15,530,574 in the third quarter of fiscal 2016 compared to 15,028,231 in the third quarter of fiscal 2015 primarily due to shares of common stock issued under the 2014 Employee Stock Purchase Plan and exercises of stock options and warrants.

Earnings before interest, taxes, depreciation, and amortization ("EBITDA") for the third quarter of fiscal 2016 was approximately $1.13 million compared to approximately $210,000 in the third quarter of fiscal 2015. The difference in EBITDA between periods was principally caused by higher non-cash income from the warrant liability. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the warrant liability, was approximately $469,000 in the third quarter of fiscal 2016 as compared with approximately $316,000 for the same period of the prior fiscal year.

Financial Results for Nine Months Ended March 31, 2016

Revenue for the first nine months of fiscal 2016 totaled $12.5 million, which is an increase of $3.4 million, or 37%, as compared to the same period of the prior fiscal year. This increase is due to increases in sales across all product groups. Specifically, we had a 311% increase in sales of NRE products, a 72% increase in sales of specialty products, a 43% increase in sales of infrared products, a 53% increase in sales of HVPMO products and a 10% increase in sales of LVPMO products.

Gross margin as a percentage of revenue in the first nine months of fiscal 2016 was 55%, compared to 42% in the first nine months of fiscal 2015. The improvement in gross margin is primarily attributed to a favorable product mix resulting in higher sales prices, leverage of the sales volume against fixed manufacturing overhead costs, the realization of the full benefit of our Zhenjiang facility and improved yields of infrared products. Total manufacturing costs of approximately $5.7 million increased by approximately $396,000 in the first nine months of fiscal 2016 compared to the same period of the prior fiscal year. The increase was primarily due to direct costs attributable to the increased revenues.

During the first nine months of fiscal 2016, total costs and expenses increased by approximately $793,000 compared to the same period of the prior fiscal year. The increase was primarily due to: (i) a $491,000 accrual for fiscal 2016 management bonuses given the strong performance during the first, second and third quarters of fiscal 2016; (ii) a $100,000 payment for early termination of a sales agreement; (iii) a $63,000 increase for fees related to our annual stockholders' meeting and proxy solicitations; (iv) a $57,000 increase in stock compensation expense; and, (v) a $105,000 increase in other expenses. Total operating income for the first nine months of fiscal 2016 was $1.5 million, compared to an operating loss of approximately ($707,000) for the same period in fiscal 2015.

In the first nine months of fiscal 2016, we recognized a non-cash expense of approximately $25,000 related to the change in the fair value of warrants issued in connection with the June 2012 private placement. The applicable accounting rules for the warrant liability requires the recognition of either non-cash expense or non-cash income, which has a significant correlation to the change in the market value of common stock for the period being reported. The market value per share of common stock increased by 15% during the first nine months of fiscal 2016, which aided in the recognition of a non-cash expense as compared to the non-cash income recorded for the same period in fiscal 2015. In the first nine months of fiscal 2015, we recognized non-cash income of approximately $375,000 related to the change in the fair value of these warrants. The warrants have a five year life and will expire in December 2017. The fair value will be re-measured each reporting period until the warrants are exercised or expire.

Net income for the first nine months of fiscal 2016 was $1.08 million, or $0.07 per basic and $0.06 per diluted common share, which includes non-cash expense of approximately $25,000, or $0.00 per basic and diluted common share for the change in the fair value of the warrant liability, compared with a net loss of approximately ($348,000), or ($0.02) per basic and diluted common share, which includes non-cash income of approximately $375,000, or $0.03 per basic and diluted common share for the change in the fair value of the warrant liability for the same period in fiscal 2015. We were also impacted by foreign exchange losses in the first nine months of fiscal 2016 due to the recent de-valuing of the Chinese yuan in the amount of approximately $221,000, which had a ($0.01) impact on basic and diluted earnings per share. This compares to a foreign exchange loss of $2,000 in the same period of the prior fiscal period. Adjusted net income, which is adjusted for the effect of the non-cash change in the fair value of the warrant liability, was $994,000 in the first nine months of fiscal 2016 as compared to a loss of ($723,000) in the same period of fiscal 2015, an improvement of $1.8 million. Weighted-average basic shares outstanding increased to 15,339,337 in the first nine months of fiscal 2016 compared to 14,537,727 in the first nine months of fiscal 2015 primarily due to the issuance of shares of common stock related to shares issued under the 2014 Employee Stock Purchase Plan, the private placement in January 2015 with Pudong Investment and shares issued with the exercise of stock options and warrants.

EBITDA for the first nine months of fiscal 2016 was approximately $1.9 million compared to approximately $72,000 in the first nine months of fiscal 2015. The difference in EBITDA between periods was principally caused by higher operating income offset by higher non-cash expense from the warrant liability in the fiscal 2016 period as compared with the prior year. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the warrant liability, was approximately $1.9 million in the first nine months of fiscal 2016 as compared with negative adjusted EBITDA of approximately ($303,000) in the same period of the prior fiscal year.

Cash and cash equivalents totaled approximately $2.9 million as of March 31, 2016, an increase of 74% from June 30, 2015. Cash flow provided by operations was approximately $1.2 million for the nine months ended March 31, 2016. During the first nine months of fiscal 2016, we expended approximately $756,000 for capital equipment and approximately $591,000 for working capital while growing our cash balance. The current ratio as of March 31, 2016 improved to 3.85 to 1 compared to 3.10 to 1 as of June 30, 2015. Total stockholders' equity as of March 31, 2016 was approximately $10.5 million, a 31% increase from approximately $8.0 million as of June 30, 2015.

As of March 31, 2016, our 12-month backlog was $7.0 million, compared to $5.1 million as of December 31, 2015, an increase of approximately 8%.

Investor Conference Call and Webcast Details:

We will host an audio conference call and webcast on Thursday, May 5, at 4:30 p.m. ET to discuss our financial and operational performance for the third quarter of fiscal 2016.

Date: Thursday, May 5, 2016
Time: 4:30 p.m. (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: http://services.choruscall.com/links/lpth160505.html

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:30 p.m. call. A transcript archive and webcast of the event will be available for viewing or download on the Company web site shortly after the call is concluded. A replay of the call will be available approximately one hour after completion through May 19, 2016. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID # 10085248.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to EBITDA, adjusted EBITDA and adjusted net income (loss), all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

We calculate EBITDA by adjusting net income (loss) to exclude net interest expense, income tax expense or benefit, depreciation, and amortization. Similarly, we calculate adjusted EBITDA by adjusting net income (loss) to exclude net interest expense, income tax expense or benefit depreciation, amortization, and the change in the fair value of the warrants issued in connection with our private placement in June 2012.

The fair value of the warrants issued in connection with our private placement in 2012 is re-measured each reporting period until the warrants are exercised or expire. Each reporting period, the change in the fair value of these warrants is either recognized as non-cash expense or non-cash income. The change in the fair value of the warrants has a significant correlation to the change in the market value of our common stock for the period being reported and is not impacted by our actual operations during such period. We believe that by excluding the change in the fair value of these warrants enhances the ability of investors to analyze our underlying business operations and understand our performance.

The discussion of our results as presented in this release also includes the use of the non-GAAP term "gross margin." We calculate gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. We believe that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Forward-Looking Statements

This release includes statements that constitute "forward-looking statements" within the meaning of federal securities laws, which are statements other than historical facts and that frequently use words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "should," "strategy," "target," "will" and similar words. All forward-looking statements speak only as of the date of this release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. This release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables follow)

                        LIGHTPATH TECHNOLOGIES, INC.
                        Consolidated Balance Sheets

                                                (unaudited)
                                                 March 31,       June 30,
                     Assets                         2016           2015
                                               -------------  -------------
Current assets:
  Cash and cash equivalents                    $   2,862,586  $   1,643,920
  Trade accounts receivable, net of allowance
   of $4,494 and $6,282                            3,028,946      3,048,754
  Inventories, net                                 3,673,988      3,181,377
  Other receivables                                  207,764        253,880
  Prepaid expenses and other assets                  481,678        244,075
                                               -------------  -------------
    Total current assets                          10,254,962      8,372,006

  Property and equipment, net                      4,284,591      4,275,552
  Other assets                                        66,964         66,964
                                               -------------  -------------
      Total assets                             $  14,606,517  $  12,714,522
                                               =============  =============
      Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                             $     908,202  $   1,551,885
  Accrued liabilities                                321,958         84,039
  Accrued payroll and benefits                     1,264,720        842,506
  Loan payable, current portion                            -         51,585
  Capital lease obligation, current portion          166,454        166,454
                                               -------------  -------------
    Total current liabilities                      2,661,334      2,696,469

Capital lease obligation, less current portion       213,542        310,260
Deferred rent                                        555,832        512,679
Warrant liability                                    690,150      1,195,470
                                               -------------  -------------
    Total liabilities                              4,120,858      4,714,878
                                               -------------  -------------

Stockholders' equity:
  Preferred stock: Series D, $.01 par value,
   voting; 5,000,000 shares authorized; none
   issued and outstanding                                  -              -
  Common stock: Class A, $.01 par value,
   voting; 40,000,000 shares authorized;
   15,590,945 and 15,235,073 shares issued and
   outstanding, respectively                         155,909        152,351
  Additional paid-in capital                     214,575,078    213,222,950
  Accumulated other comprehensive income              97,861         50,680
  Accumulated deficit                           (204,343,189)  (205,426,337)
                                               -------------  -------------
    Total stockholders' equity                    10,485,659      7,999,644
                                               -------------  -------------
    Total liabilities and stockholders' equity $  14,606,517  $  12,714,522
                                               =============  =============

                        LIGHTPATH TECHNOLOGIES, INC.
           Consolidated Statements of Comprehensive Income (Loss)
                                 Unaudited

                            Three months ended         Nine months ended
                                 March 31,                 March 31,
                             2016         2015         2016         2015
                         -----------  -----------  -----------  -----------
Sales, net               $ 4,111,973  $ 3,198,754  $12,538,634  $ 9,155,021
Cost of sales              1,887,146    1,597,725    5,702,239    5,306,169
                         -----------  -----------  -----------  -----------
        Gross margin       2,224,827    1,601,029    6,836,395    3,848,852
Operating expenses:
  Selling, general and
   administrative          1,812,205    1,144,823    4,822,118    3,613,080
  New product
   development               164,990      249,086      481,403      942,945
  Loss on disposal of
   property and
   equipment                  34,189            -       46,065          218
                         -----------  -----------  -----------  -----------
        Total costs and
         expenses          2,011,384    1,393,909    5,349,586    4,556,243
                         -----------  -----------  -----------  -----------
        Operating income
         (loss)              213,443      207,120    1,486,809     (707,391)
Other income (expense):
  Interest expense            (8,287)      (2,931)     (30,100)     (13,062)
  Interest expense -
   debt costs                      -            -            -      (13,270)
  Change in fair value
   of warrant liability      661,854     (105,518)     (25,211)     375,308
  Other income
   (expense), net             35,718       (8,080)    (217,296)      12,205
                         -----------  -----------  -----------  -----------
  Total other income
   (expense), net            689,285     (116,529)    (272,607)     361,181
                         -----------  -----------  -----------  -----------
  Net income (loss)
   before income taxes       902,728       90,591    1,214,202     (346,210)
    Income taxes             126,970          800      131,054        1,836
                         -----------  -----------  -----------  -----------
      Net income (loss)  $   775,758  $    89,791  $ 1,083,148  $  (348,046)
                         ===========  ===========  ===========  ===========
Earnngs (loss) per
 common share (basic)    $      0.05  $      0.01  $      0.07  $     (0.02)
                         ===========  ===========  ===========  ===========
Number of shares used in
 per share calculation
 (basic)                  15,530,574   15,028,231   15,339,337   14,537,727
                         ===========  ===========  ===========  ===========

Earnings (loss) per
 common share (diluted)  $      0.04  $      0.01  $      0.06  $     (0.02)
                         ===========  ===========  ===========  ===========
Number of shares used in
 per share calculation
 (diluted)                17,404,152   15,713,892   16,843,880   14,537,727
                         ===========  ===========  ===========  ===========

Foreign currency
 translation adjustment       26,258         (882)      47,181       (1,695)
                         -----------  -----------  -----------  -----------
    Comprehensive income
     (loss)              $   802,016  $    88,909  $ 1,130,329  $  (349,741)
                         ===========  ===========  ===========  ===========

                        LIGHTPATH TECHNOLOGIES, INC.
                   Consolidated Statements of Cash Flows
                                (Unaudited)

                                                       Nine Months Ended
                                                           March 31,
                                                   ------------------------
                                                       2016         2015
                                                   -----------  -----------
Cash flows from operating activities
Net income (loss)                                  $ 1,083,148  $  (348,046)
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
  Depreciation and amortization                        609,029      392,088
  Interest from amortization of debt costs                   -       13,270
  Loss on disposal of property and equipment            46,065          218
  Stock based compensation                             261,615      211,516
  Provision for doubtful accounts receivable              (289)     (13,784)
  Change in fair value of warrant liability             25,211     (375,308)
  Deferred rent                                         43,153      (19,362)
Changes in operating assets and liabilities:
  Trade accounts receivables                          (133,884)      54,509
  Other receivables                                     42,947      (34,396)
  Inventories                                         (657,596)    (212,561)
  Prepaid expenses and other assets                   (241,450)     (80,279)
  Accounts payable and accrued liabilities             157,877     (252,959)
                                                   -----------  -----------
      Net cash provided by (used in) operating
       activities                                    1,235,826     (665,094)
Cash flows from investing activities
  Purchase of property and equipment                  (755,800)    (515,897)
  Proceeds from sale of equipment                        5,916            -
                                                   -----------  -----------
      Net cash used in investing activities           (749,884)    (515,897)
                                                   -----------  -----------
Cash flows from financing activities
  Proceeds from exercise of stock options                6,430            -
  Proceeds from sale of common stock, net of costs           -    1,122,054
  Proceeds from sale of common stock from employee
   stock purchase plan                                  22,903       13,229
  Proceeds from exercise of warrants, net of costs     391,082            -
  Net payments on loan payable                         (51,585)    (165,057)
  Payments on capital lease obligations                (96,718)     (16,566)
                                                   -----------  -----------
      Net cash provided by financing activities        272,112      953,660
Effect of exchange rate on cash and cash
 equivalents                                           460,612       90,362
                                                   -----------  -----------
Change in cash and cash equivalents                  1,218,666     (136,969)
Cash and cash equivalents, beginning of period       1,643,920    1,197,080
                                                   -----------  -----------
Cash and cash equivalents, end of period           $ 2,862,586  $ 1,060,111
                                                   ===========  ===========

Supplemental disclosure of cash flow information:
  Interest paid in cash                            $    30,101  $    13,062
  Income taxes paid                                $     2,056  $     1,836
Supplemental disclosure of non-cash investing &
 financing activities:
  Purchase of equipment through capital lease
   arrangements                                    $         -  $   523,660
  Derecognition of liability associated with stock
   option grants                                   $   143,125  $         -

                        LIGHTPATH TECHNOLOGIES, INC.
               Consolidated Statement of Stockholders' Equity
                      Nine months ended March 31, 2016
                                  Unaudited

                                  Class A                   Additional
                               Common Stock                  Paid-in
                                  Shares        Amount       Capital
                               ------------ ------------- -------------
Balances at June 30, 2015        15,235,073 $     152,351 $ 213,222,950
Issuance of common stock for:
  Exercise of warrants              313,081         3,130       388,221
  Employee Stock Purchase Plan        9,906            99        22,804
  Exercise of RSU or options          6,077            61         6,369
  Cashless exercise of warrants      26,808           268          (536)

Reclassification of warrant
 liability upon exercise                  -             -       530,531
Stock based compensation on
 stock options & RSU                      -             -       404,739
Foreign currency translation
 adjustment                               -             -             -
Net income                                -             -             -
                               ------------ ------------- -------------
Balances at March 31, 2016       15,590,945 $     155,909 $ 214,575,078
                               ============ ============= =============

                                  Accumulated
                                     Other                        Total
                                Comphrehensive  Accumulated   Stockholders'
                                    Income        Deficit         Equity
                                -------------- -------------  -------------
Balances at June 30, 2015       $       50,680 $(205,426,337)     7,999,644
Issuance of common stock for:
  Exercise of warrants                       -             -        391,351
  Employee Stock Purchase Plan               -             -         22,903
  Exercise of RSU or options                 -             -          6,430
  Cashless exercise of warrants              -             -           (268)

Reclassification of warrant
 liability upon exercise                     -             -        530,531
Stock based compensation on
 stock options & RSU                         -             -        404,739
Foreign currency translation
 adjustment                             47,181             -         47,181
Net income                                   -     1,083,148      1,083,148
                                -------------- -------------  -------------
Balances at March 31, 2016      $       97,861 $(204,343,189) $  10,485,659
                                ============== =============  =============

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

                                 Three months ended:    Nine months ended:
                                March 31,   March 31,  March 31,  March 31,
                                  2016        2015       2016       2015
                               ----------  ---------- ---------- ----------
Net income (loss)              $  775,758  $   89,791 $1,083,148 $ (348,046)
Change in fair value of warrant
 liability                       (661,854)    105,518     25,211   (375,308)
                               ----------  ---------- ---------- ----------
      Adjusted net income
       (loss)                  $  113,904  $  195,309 $1,108,359 $ (723,354)
                               ==========  ========== ========== ==========

                                 Three months ended:    Nine months ended:
                                March 31,   March 31,  March 31,  March 31,
                                  2016        2015       2016       2015
                               ----------  ---------- ---------- ----------
Net income (loss)              $  775,758  $   89,791 $1,083,148 $ (348,046)
Depreciation and amortization     219,377     116,866    609,029    392,088
Income taxes                      126,970         800    131,054      1,836
Interest expense                    8,287       2,931     30,100     26,332
                               ----------  ---------- ---------- ----------
      EBITDA                    1,130,391     210,388  1,853,329     72,210
Change in fair value of warrant
 liability                       (661,854)    105,518     25,211   (375,308)
                               ----------  ---------- ---------- ----------
      Adjusted EBITDA          $  468,537  $  315,906 $1,878,542 $ (303,098)
                               ==========  ========== ========== ==========

Contacts:
Jim Gaynor
President & CEO
LightPath Technologies, Inc.
Tel: 407-382-4003
jgaynor@lightpath.com
Web: www.lightpath.com

Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
dcipolla@lightpath.com
Web: www.lightpath.com

Jordan Darrow
Darrow Associates, Inc.
Tel: 512-551-9296
jdarrow@darrowir.com
Web: www.darrowir.com